EXHIBIT 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (as amended, restated or supplemented or otherwise modified from time to time, hereinafter called the “Loan Agreement”) made and entered into this 20th day of December, 2016, (“Effective Date”) by and between COMMUNITY FIRST, INC., a Tennessee corporation, (hereinafter called “Borrower”) and FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association having its principal office located in Memphis, Tennessee (“Lender”).

W I T N E S S E T H :

WHEREAS, the Borrower has established a wholly-owned subsidiary named Community First Trups Holding Company, a Tennessee corporation (the “TRuPS Subsidiary”) for the purpose of purchasing $10,000,000 in face amount of Fixed/Floating Rate Capital Securities (the “Capital Securities”) of Community First Statutory Trust III, a Delaware statutory trust (the “Trust”); and

WHEREAS, to facilitate the TRuPS Subsidiary’s purchase of the Capital Securities, the Borrower has requested that the Lender provide a term loan to it in the principal amount of Four Million Dollars ($4,000,000.00) (“Loan”), the proceeds of which will be contributed to the TRuPS Subsidiary and to be used, together with additional funds contributed by Borrower from a dividend paid to Borrower by its wholly-owned subsidiary Community First Bank & Trust, a Tennessee corporation (the “Bank”), to purchase the Capital Securities; and

WHEREAS, Lender has agreed to make such Loan on the terms and conditions hereinafter set forth; and

WHEREAS, Borrower and Lender wish to enter into this Loan Agreement to set forth certain terms of the Loan and to secure the Loan by a pledge of 572,753 shares of common Capital Stock of the Bank, which constitutes one hundred percent (100%) of the outstanding shares of Capital Stock of the Bank.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and conditions herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

AGREEMENTS

1.	AMOUNT AND TERMS OF BORROWINGS.

1.1 Defined Terms. Any capitalized term used but not defined in the body of this Loan Agreement shall have the meaning set forth on Appendix A attached hereto and incorporated herein by reference.

1.2 Loan. Lender hereby agrees to lend, and Borrower hereby agrees to borrow, upon the terms and conditions set forth in this Loan Agreement, the principal sum of Four Million Dollars ($4,000,000.00), as the Loan, to be evidenced by a promissory note (the “Note”), as set forth in Exhibit A and included herein by reference. The Loan shall bear interest and be payable in accordance with the terms and provisions of the Note. The Loan shall expire and mature, and the then-outstanding principal balance of the Loan and all accrued interest thereon shall be due and payable, on the Maturity Date.

1.3 Collateral. All indebtedness and obligations of Borrower to Lender under this Loan Agreement shall be secured by Lender’s lien and security interest in the Collateral. The pledging of such Collateral shall be evidenced by the Pledge Agreement. Borrower agrees that all of the rights of Lender with regard to the Pledge Agreement set forth in this Agreement shall apply to any modification of, or supplement to, this Loan Agreement.

1.4 Fee. A loan commitment fee in the amount of Six Thousand Dollars ($6,000.00) shall be paid by Borrower to Lender on or before the closing of this Loan. Borrower agrees that this fee is fair and reasonable considering the condition of the money market, the creditworthiness of the Borrower, the interest rate to be paid, and the nature of the security for the Loan.

1.5 Funding. The advance of Loan proceeds hereunder shall be made at one time, upon Borrower’s request, by depositing the same into a demand deposit account with Lender, or by wire transfer to Borrower’s account according to the wire instructions set forth on Schedule 1.5, or as otherwise agreed between Borrower and Lender.

1.6 Increased Costs Generally.

(a) If any Change in Law shall:

(i)	impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, the Lender;

(ii)	subject the Lender to any tax of any kind whatsoever with respect to this Loan Agreement, or the Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (other than taxes on Lender’s net income, however denominated); or

(iii)	impose on the Lender any other condition, cost or expense affecting this Loan Agreement or the Loan made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining the Loan (or of maintaining its obligations to make the Loan), or to increase the cost to the Lender of issuing or maintaining any letter of credit (or of maintaining its obligation to participate in or to issue any letter of credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon written request of the Lender, the Borrower shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reductions suffered.

(b) Capital Requirements. If Lender determines that any Change in Law affecting the Lender or Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Loan Agreement, the commitment of the Lender hereunder or the Loan made by the Lender hereunder, to a rate of return below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time upon written request of the Lender, the Borrower shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in this Section 1.6 and delivered to Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 6-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Notice of Changes or Increased Costs. Lender agrees that, as promptly as reasonably practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be affected by any of the events or conditions described in this Section 1.6, it will notify Borrower of such event and the possible effects thereof, provided that the failure to provide such notice shall not affect Lender’s rights to reimbursement provided for herein.

2.	USE OF PROCEEDS.

2.1 Use of Loan Proceeds. The proceeds of the Loan shall be used by the Borrower for the sole purpose of contributing to the capital of the TRuPS Subsidiary to facilitate the TRuPS Subsidiary’s purchase of the Capital Securities. If such purchase does not occur on the Effective Date, Borrower shall, as a covenant under this Loan Agreement, cause such purchase to occur within thirty (30) days of the Effective Date pursuant to documentation meeting the requirements of Section 3.11.

3.	CONDITIONS TO LOAN CLOSING.

The obligation of Lender to extend any loan or credit to Borrower under this Loan Agreement or to make any Loan disbursement is subject to the strict satisfaction of each of the following conditions:

3.1 No Defaults; Certificate. No Event of Default, nor any event which upon notice or lapse of time or both would constitute such an Event of Default, shall have occurred. At

Lender’s request, Lender shall have received from Borrower and the Bank a certificate, in form and content reasonably acceptable to Lender dated as of and delivered on the date of the Loan, certifying that (1) the representations and warranties set forth herein, and the exhibits attached hereto, are accurate, true and correct on and as of such date, (2) neither the transactions contemplated hereby or by any other Loan Document will cause or result in any violation of (or creation of any right in third parties under the provisions of) any laws restricting or otherwise regulating the use, application or distribution of corporate funds and assets, and (3) that no Event of Default nor any event which upon notice or lapse of time or both would constitute such an Event of Default, exists.

3.2 Accuracy of Representations and Warranties. At the time of the initial Loan disbursement, the representations and warranties set forth herein and in any other Loan Document shall be true and correct.

3.3 Corporate Action and Authority. The Borrower shall have delivered to Lender: (i) a certificate from the Secretary of State of Tennessee that Borrower is in good standing and certificates from the Secretaries of State and of each other State in which the Borrower’s ownership of any property, location of any employees or agents, or other conduct of business, certifying the Borrower’s good standing as a corporation in each such State, except to the extent that failure to do so would not reasonably be expected to cause a Material Adverse Effect; (ii) a copy of the resolutions passed by the Borrower’s Board of Directors authorizing the execution and delivery of the performance of Borrower’s obligations under the Loan Documents certified by the Secretary or Assistant Secretary to be true and correct; and (iii) a certificate or certificates, dated as of and delivered on the date of the execution of this Loan Agreement and signed on behalf of the Borrower by the Secretary or Assistant Secretary, certifying the names of the officers authorized to execute and deliver the Loan Documents on behalf of the Borrower, together with signatures of each officer. Borrower shall also deliver the same items specified in (i) above pertaining to the Bank from the appropriate regulatory agency.

3.4 Delivery of Note, Loan Agreement, Pledge Agreement, and Stock Certificates. At the time of the extension of the Loan, Borrower shall have delivered executed counterparts of the Loan Documents. The security interest in the Collateral shall be prior to all other Liens.

3.5 Proceedings. The Loan Documents, upon their execution, and all proceedings in connection with the authorization, execution and delivery of and the performance of the obligations under the Loan Documents shall be satisfactory in substance and form to Lender.

3.6 Payment of Fees and Expenses. Borrower shall have paid, at or prior to the date of the extension of the Loan, all costs and expenses in accordance with Section 8.9, to the extent then determined by Lender.

3.7 Other Writings. The Lender shall receive such other agreements, instruments, documents, certificates, affidavits and other writings as Lender may reasonably require.

3.8 Intentionally Omitted.

3.9 Financial Statements. Prior to any disbursement under the Loan, Borrower shall have delivered or made available to Lender, true and exact copies of (i) the current consolidated financial statements of the Borrower, as of and for the year ended December 31, 2015 and audit report and opinion of the Borrower’s independent accounting firm, with respect thereto, (ii) the unaudited consolidated financial statements of Borrower as of and for the nine months ended September 30, 2016 and (iii) the 2015 F.R. Y-6 Annual Report and F.R. Y-9 Parent Company only (and Consolidated, if applicable) financial statement(s) filed by Borrower with the Federal Reserve.

3.10 No Material Adverse Change. At the time the Loan is funded hereunder, there shall have occurred, in the opinion of Lender, no material adverse changes in the financial condition of Borrower or Bank from that reflected in the financial statements furnished pursuant to Section 3.9(ii) hereof.

3.11 TruPS Documentation. Such evidence of the formation and good standing of the TRuPS Subsidiary as Lender may require, together with copies of all documentation related to the purchase of the Capital Securities, in form and substance reasonably satisfactory to the Lender; provided, however, that if such evidence and documentation is not available or finalized on the Effective Date, Borrower shall, as a covenant under this Loan Agreement, provide such evidence and documentation when available and finalized but in no event later than the closing of the acquisition of the Capital Securities and such documentation shall be the same in all material respects as the documentation provided to Lender prior to the date hereof or, if not in such form, in form and substance reasonably acceptable to Lender.

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender to enter into this Loan Agreement and to make the Loan, the Borrower represents and warrants to the Lender (which representations and warranties shall survive the delivery of the Loan Documents and the initial funding of the Loan) that:

4.1 Corporate Status. Borrower is a corporation duly organized and existing under the laws of the State of Tennessee, is duly qualified to do business and is in good standing under the laws of other states where the Borrower does business, if any, except where the failure to so qualify would not reasonably be expected to cause a Material Adverse Effect, and Borrower has the corporate power and authority to own its properties and assets and conduct its affairs and business as now being conducted, except where the failure to have such authority would not reasonably be expected to cause a Material Adverse Effect.

4.2 Corporate Power and Authority. Borrower has full corporate power and authority to enter into this Loan Agreement, to borrow funds as contemplated herein, to execute and deliver this Loan Agreement, the Note and other Loan Documents executed and delivered by it, and to incur the obligations provided for herein, all of which have been duly authorized by all proper and necessary corporate action; and the officer executing each of the Loan Documents is duly authorized to do so by all necessary corporate action. Any consents or approval of shareholders or directors of Borrower, or any other party (including without limitation any regulatory agency or authority) required as a condition to the execution, delivery, or validity of any Loan Document or the other transactions described in the recitals to this Loan Agreement have been obtained; and each of said Loan Documents is the valid, legal, and binding obligation of Borrower enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws related to or limiting creditors’ rights or equitable principles generally.

4.3 No Violation of Agreements or Law. Neither Borrower, Bank, nor any other Subsidiary of Borrower is in default under any indenture, agreement or instrument to which it is a party or by which it may be bound, nor in violation of any state or federal statute, rule, ruling, or regulation governing its operations and the conduct of its business, operations or financial condition except where such default or violation would not reasonably be expected to cause a Material Adverse Effect. Neither the execution and delivery of the Loan Documents nor the consummation of the transactions herein contemplated or the other transactions described in the recitals to this Loan Agreement, or compliance with the provisions hereof will (i) conflict with, result in the breach of, or constitute a default under, any indenture, agreement or other instrument to which Borrower is a party or by which it may be bound, (ii) result in the creation or imposition of any Lien, charge or encumbrance upon any of the property of Borrower, or (iii) violate or be in conflict with any provision of the charter or bylaws of Borrower, the Bank or any other Subsidiary except in the case of clause (i) above where the result of such conflict, breach, or default would not constitute an Event of Default hereunder or would not reasonably be expected to have a Material Adverse Effect and in the case of clause (ii) above the Liens and encumbrances created pursuant to the Pledge Agreement and the other Loan Documents.

4.4 Compliance With Law; Government Approvals.

(a) Since January 1, 2014, Borrower has complied and is in compliance with all requirements, made all applications, and submitted all reports required by The Bank Holding Company Act of 1956, as amended, and any regulations or rulings issued in connection therewith except where the failure to be in compliance, make such application or submit such report would not reasonably be expected to cause a Material Adverse Effect, and the transaction contemplated hereby will not violate any such statutes, rules, rulings, or regulations nor will the consummation of said actions and transactions cause Borrower to be in violation thereof. Borrower has, if required, made all filings and received all governmental or regulatory approvals necessary for the consummation of the transactions described herein, including without limitation the approval of the Board of Governors of the Federal Reserve System.

(b) The borrowing of money and said actions and transactions required hereunder will not violate any state or federal statutes, rules, rulings, or regulations.

4.5 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower threatened against the Borrower, the Bank or any other Subsidiary before any court, arbitrator or governmental or administrative body or agency which, if adversely determined, would reasonably be expected to cause a Material Adverse Effect with respect to the Borrower or Bank.

4.6 Supervisory Action. Neither Borrower, the Bank nor any other Subsidiary is subject to any Supervisory Action by any federal or state bank regulatory authority.

4.7 Financial Condition. The balance sheets and the related statements of income of Borrower, the Bank, and the other Subsidiaries and the financial reports of Borrower, the Bank,

and the other Subsidiaries delivered or made available to Lender pursuant to Section 3.9(i) and (ii) hereof are, true and correct in all material respects and correctly and fairly present, in all material respects, the consolidated financial condition of Borrower, the Bank, and the other Subsidiaries, and the results of their operations, respectively, as of the dates and for the periods stated therein, and have been, prepared in accordance with GAAP applied throughout the period involved and consistent with that of the preceding fiscal year or period, as the case may be, subject to year-end adjustments and the absence of notes in the case of any interim financial statements. There are no material liabilities of the Borrower, the Bank, or any other Subsidiary required to be disclosed under GAAP not included in such financial statements other than liabilities incurred since September 30, 2016 in the ordinary course of Borrower’s and the Bank’s business. There has been no material adverse change in the business, properties or condition of Borrower, the Bank, or the other Subsidiaries since the date of the financial statement furnished or made available to Lender pursuant to Section 3.9(ii) hereof.

4.8 Tax Liability. Borrower, the Bank, and the other Subsidiaries have filed all federal, state and other tax returns, which are required to be filed by them, and have paid all taxes which have become due pursuant to such returns or pursuant to any assessments received by Borrower, the Bank, and the other Subsidiaries, except as to such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided.

4.9 Subsidiaries. Borrower has no Subsidiaries and owns stock in no corporation or banking association other than the Bank, the TRuPS Subsidiary, and the Subsidiaries listed in Exhibit B.

4.10 Bank Stock. The common stock of the Bank or any other Subsidiary owned by Borrower is duly authorized and validly issued by the Bank or other Subsidiary. All of the shares of common stock of the Bank and each other Subsidiary issued and outstanding as of the date hereof are all owned by Borrower, the Bank or other Subsidiaries of Borrower. Except as set forth in Section 6.2 hereof or on Exhibit C, the stock of the Bank and each other Subsidiary is free and clear of all Liens; said stock is fully paid and non-assessable. There are no outstanding warrants or options to acquire any common stock of the Bank or any other Subsidiary. There are no outstanding securities convertible or exchangeable into shares of common stock of any Subsidiary; and there are no restrictions on the transfer or pledge of any shares of common stock of any Subsidiary, except as set forth in Section 6.2 hereof or on Exhibit C. Borrower has the right to pledge and transfer the Collateral without obtaining the consent of any other person or authority except as set forth in Section 6.2 hereof or on Exhibit C; and the Pledge Agreement creates for the benefit of Lender a first lien security interest in the Collateral subject to no other interests or claims.

4.11 Title to Assets; Liens. Borrower and Bank each have good and marketable title to all its respective properties and assets reflected on the financial statements referred to herein, except for (i) such assets as have been disposed of since said date in the ordinary course of business, (ii) real property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to Borrower, (iii) property or other assets leased by the Bank or any Subsidiary, and (iv) items which have been amortized in accordance with GAAP applied on a consistent basis. Except for property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to Borrower and property or other assets leased by the Bank or any Subsidiary, there are no Liens on any assets of the Borrower, the Bank or any other Subsidiaries other than (x) Permitted Encumbrances and (y) as set forth in Section 6.2 hereof or as disclosed on Exhibit C.

4.12 Options, Warrants, Etc. Related to Shares. Except for options and other equity-based awards granted pursuant to the Company’s equity incentive plans and the ability of participants in such plans to cause the Borrower to withhold shares of the Borrower’s common stock or otherwise accept shares of such common stock in satisfaction of any exercise price or withholding tax obligation or as set forth in Exhibit D, there are no options, warrants or other rights agreements or commitments (including conversion rights and preemptive rights) obligating the Borrower, the Bank, or any Subsidiary to issue, sell, purchase or redeem shares of the Borrower, the Bank, or any other Subsidiary or securities convertible to such shares.

4.13 Environmental Laws.

(a) The Borrower and each of its Subsidiaries have obtained all permits, licenses, and other authorizations which are required under all Environmental Laws and are in compliance in all respects with all applicable Environmental Laws, except where the failure to have obtained such permit, license or other authorization or to be in compliance with such Environmental Laws would not reasonably be expected to cause a Material Adverse Effect.

(b) On or prior to the date hereof, no notice, demand, request for information, citation, summons, or order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or, to the best of the knowledge of the Borrower, threatened by any governmental agency or other Person with respect to any alleged or suspected failure by the Borrower or any of its Subsidiaries to comply in any material respect with any Environmental Laws.

(c) There are no material Liens arising under or pursuant to any Environmental Laws on any of the property owned or leased by the Borrower or any of its Subsidiaries.

(d) There are no conditions existing currently which would subject the Borrower or any of its Subsidiaries or any of their property to any material Lien, damages, penalties, injunctive relief, or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action, or other responses by the Borrower and its Subsidiaries pursuant to Environmental Laws.

4.14 Disclosure. The Borrower has disclosed to the Lender all matters known to it that, individually or in the aggregate, could reasonably be expected to cause a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to Lender in connection with the transactions contemplated hereby and the negotiation of this Loan Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

4.15 Contracts or Restrictions Affecting Borrower and/or Bank. Neither Borrower nor Bank is a party to any agreement or instrument or subject to any charter or other corporate restrictions that could reasonably be expected to cause a Material Adverse Effect.

4.16 Intentionally Omitted.

4.17 ERISA. Borrower and Bank are in compliance with all applicable provisions of ERISA and all other laws, state or federal, applicable to any employees’ retirement plan maintained or established by either of them, except where such noncompliance would not reasonably be expected to cause a Material Adverse Effect.

4.18 OFAC. Neither the Borrower nor any Subsidiary (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, (b) is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the PATRIOT Act or (c) is a Sanctioned Person. No part of the proceeds of the Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

5.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until the Note together with interest thereon is paid in full, unless specifically waived by the Lender in writing, Borrower will, and will cause the Bank and the Subsidiaries to:

5.1 Business and Existence; Compliance with Laws. Perform all things necessary to preserve and keep in full force and effect the existence, rights and franchises of Borrower, the Bank and the other Subsidiaries and to comply and cause the Bank and the other Subsidiaries to comply in all material respects with all local, state and federal laws and regulations applicable thereto, and all applicable laws and regulations of the Local Authorities, and the provisions and requirements of all franchises, permits, certificates of compliance and approval issued by regulatory authorities and other like grants of authority held by the Borrower and the Bank; and notify Lender immediately (and in detail) of any actual or alleged failure to comply with or perform, breach, violation or default under any such laws or regulations or under the terms of any such franchises or licenses, or grants of authority, the result of which could reasonably be expected to have a Material Adverse Effect, or the occurrence or existence of any facts or circumstances which with the passage of time, the giving of notice or otherwise could create such a breach, violation or default or could occasion the termination of any such franchises or grants of authority. Notwithstanding the foregoing, Borrower shall be permitted to merge Community First Properties, Inc. with and into the Bank.

5.2 Maintain Property. Maintain, preserve, and protect all properties used or useful in the conduct of Borrower’s, the Bank’s, and each other Subsidiary’s business and keep the same in good repair, working order and condition.

5.3 Insurance. At all times keep the insurable properties of Borrower, the Bank, and each other Subsidiary adequately insured and maintain in force (i) insurance, to such an extent and against such risks, including fire and theft, as is customary with companies in the same or similar business, (ii) necessary workmen’s compensation insurance, fidelity bonds and directors’ and officers’ insurance coverage in amounts consistent with industry standards, and (iii) such other insurance as may be required by law; and if required by Lender, deliver to the Lender a copy of the bonds and policies providing such coverage and a certificate of Borrower’s, the Bank’s, or each other Subsidiary’s chief executive officer, as the case may be, setting forth the nature of the risks covered by such insurance, the amount carried with respect to each risk, and the name of the insurer.

5.4 Taxes and Liens. Pay and discharge promptly all taxes, assessments, and governmental charges or levies imposed upon Borrower, the Bank, or each other Subsidiary or upon any of their respective income and profits, or their properties, real, personal or mixed, or any part thereof, before the same shall become delinquent; provided, however, that Borrower, the Bank, and each other Subsidiary shall not be required to pay and discharge or to cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the amount or validity thereof shall be contested in good faith by appropriate proceedings and provided that procedures reasonably satisfactory to Lender are carried out to prevent foreclosure of any lien therefrom.

5.5 Financial Reports and ERISA.

(a) Furnish to Lender as soon as available and in any event within one hundred twenty (120) days after the end of each calendar year, (1) consolidated and consolidating balance sheets of Borrower, the Bank, and each other Subsidiary, as of the end of such year and the related consolidated and consolidating statements of income of Borrower, the Bank, and each other Subsidiary for the year then ended, together with the audit report and unqualified opinion of Borrower’s independent Certified Public Accountants reasonably acceptable to the Lender with respect thereto (provided that HORNE LLP is deemed to be acceptable); (2) promptly upon receipt, copies of all management letters and other assessments and recommendations, formal or informal, submitted by the Certified Public Accountants to Borrower or each Subsidiary; (3) at Lender’s request, a copy of Borrower’s F.R. Y-9 Parent Company Only (and Consolidated, if applicable) financial statement(s) and (4) at Lender’s request, a copy of Borrower’s F.R. Y-6 Annual Report promptly upon the filing of the same with the Federal Reserve Board; and (5) at Lender’s request, a copy of the Bank’s Call Report promptly upon the filing with the appropriate regulatory agency.

(b) Upon senior management of the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Lender promptly (and in any event within five (5) business days), of: (1) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (2) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the mean of Title IV of ERISA); (3) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower, the Bank, or any other Subsidiary or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (4) any change in the funding status of any Plan that could have a material adverse effect, together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Borrower with respect thereto. Promptly upon request, the Borrower shall furnish the Lender and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(c) Promptly following the transmission thereof, and in any event, within ten (10) days after the date transmitted, copies of all material financial statements, proxy statements, notices, reports and other communications sent by the Borrower or any other Subsidiary to the shareholders of the Borrower and any other such communications as may be requested by Lender and copies of any and all regular or periodic reports, registration statements, prospectuses or other written communications that the Borrower or the Bank or any other Subsidiary is or may be required to file with the Securities and Exchange Commission or any governmental department, bureau, commission or agency succeeding to the functions of the Securities and Exchange Commission if any. Borrower shall be deemed to be in compliance with its delivery obligations under Section 5.5(a) and this Section 5.5(c) with respect to any documents or information that is publicly filed or delivered electronically and if so filed or delivered electronically, shall be deemed to have been delivered for purposes of this Agreement on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which Lender has access (whether a commercial, third-party website or whether sponsored by Lender).

(d) With reasonable promptness, such other financial information for the Borrower or the Bank or any other Subsidiary as Lender may reasonably request.

5.6 Regulatory Examinations. Subject in all cases to requirements under applicable laws and regulations, (a) promptly notify Lender of any material correspondence, report, memoranda or other written communication from or with, any federal or state regulatory body or authority, with respect to the Borrower or the Bank, and of the receipt by the Borrower or the Bank of any material examination or other report prepared by such body or authority with respect thereto; and (b) if required by Lender, assist and cooperate with Lender in a commercially reasonable manner in requesting approval by such regulatory body or authority of the furnishing to Lender of any such report, and furnish such report to Lender if such approval is given; provided, however, that Lender shall take such steps as may be necessary to assure that all such reports shall remain confidential and shall be used by Lender solely in connection with the administration of the Loan in accordance with the provisions of this Loan Agreement.

Regardless of the foregoing, (i) subject to clause (b) above, Borrower shall not by virtue of this Section 5.6, be required to disclose any information to the extent that such disclosure is prohibited by applicable law or regulation and (ii) Borrower shall not, by virtue of this Section 5.6, be required to disclose to Lender the existence or occurrence of routine, ordinary course of business examinations or communications of a type that would not reasonably be expected to have a Material Adverse Effect.

5.7 Additional Information. Furnish such other information regarding the operations, business affairs and financial condition of Borrower, the Bank, and each other Subsidiary as Lender may from time to time reasonably request, including but not limited to true and exact copies of any material monthly management reports to their respective directors, their respective tax returns, and including the results of any stock valuation performed.

5.8 Right of Inspection. Except to the extent, if any, prohibited by applicable law, if an Event of Default has occurred and is continuing, permit Lender, through its employees, attorneys, accountants, and other agents, to inspect any of the properties, books and financial and other reports and records of Borrower, the Bank, and each other Subsidiary, including, but not limited to, all documentation and records pertaining to the Bank’s loans, investments and deposits; and to discuss their affairs; finances and accounts with Borrower’s, the Bank’s, and each other Subsidiary’s principal officers, at all such reasonable times upon reasonable advance notice and as often as Lender may reasonably request. At any time during the existence of an Event of Default, if required by Lender, Borrower will pay Lender its reasonable, out-of-pocket expenses in connection with such inspections. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over Lender or its Affiliates; provided that Lender has provided notice to Borrower of its intent to provide the Information in connection therewith, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, (f) with the consent of Borrower or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender or its Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

5.9 Notice of Default. Promptly following Borrower’s first knowledge or notice, furnish the Lender with written notice of the occurrence of any event or the existence of any condition which constitutes or upon written notice or lapse of time or both would constitute an Event of Default under the terms of this Loan Agreement or other Loan Documents or an event of default or default under any other loan documents for any other loan to the Borrower, the Bank, or any other Subsidiary.

5.10 Notice of Litigation. Borrower shall notify Lender of any actions, suits or proceedings instituted by any person against the Borrower, the Bank or other Subsidiary claiming money damages or other monetary liability in an amount of Five Hundred Thousand Dollars ($500,000.00) or more, said notice to be given within thirty (30) days of the first notice to Borrower in writing of such action, suit or proceeding and to specify the amount of damages being claimed or other relief being sought, the nature of the claim, the person instituting the action, suit or proceeding, and any other significant features of the claim.

5.11 Perfection of Security Interest. The Borrower or other Subsidiary shall perform such acts as may be necessary, in the reasonable judgment of Lender, now or in the future, to perfect or continue perfection of the security interests granted to Lender, or otherwise provided for, under any and all Loan Documents.

5.12 Dividends to Borrower from the Bank. Borrower shall cause the Bank and other Subsidiary to pay dividends or otherwise make such cash contributions at such times and in such amounts, as is necessary to enable Borrower to meet all of its obligations under the Loan Documents on a timely basis, including the payment, when due, of each installment of interest and the payment of principal on the Loan to the extent not prohibited by law including applicable bank regulatory agency rules and regulations or any agreement or other commitment to any bank regulatory agency. Without limiting the generality of the foregoing, should any prepayment, accelerated payment or other payment ever be due with respect to the Loan, Borrower shall cause the Bank and other Subsidiary to pay dividends or otherwise make such additional distributions to the Borrower as necessary to enable the Borrower to make such prepayment, accelerated payment or other payment, to the extent permitted by law including applicable bank regulatory agency rules and regulations or any agreement or other commitment to any bank regulatory agency.

5.13 Capital Ratio/Equity Capital Adequacy.

(a) Borrower shall maintain at all times an “Adequately Capitalized” rating in accordance with the rules, regulations and applicable guidance of the applicable primary federal regulator as in effect from time to time.

(b) Bank shall maintain at all times a “Well Capitalized” rating in accordance with the rules, regulations and applicable guidance of the applicable primary federal regulator as in effect from time to time.

(c) Bank shall maintain as of each Covenant Compliance Date a Total Risk-Based Capital Ratio of greater than or equal to Ten and 50/100 Percent (10.50%).

5.14 “Modified” Texas Ratio. As of each Covenant Compliance Date Bank shall maintain a “Modified” Texas Ratio of less than or equal to Thirty-Five Percent (35%).

5.15 Return on Average Assets. Bank shall maintain an annualized Return on Average Assets of greater than or equal to 40/100 percent (0.40%) as of each Covenant Compliance Date. In determining such annualized Return on Average Assets, Bank’s earnings will be annualized using its year to date earnings.

5.16 Loan Loss Reserves. With respect to the Bank, maintain at all times loan loss reserves in amounts deemed adequate by all federal and state regulatory authorities.

5.17 Loan to Value Ratio. Borrower shall maintain as of each Covenant Compliance Date a Loan-to-Value Ratio of not more than Fifty Percent (50%).

5.18 Indemnification. Borrower and Bank shall indemnify the Lender, and hold it harmless of and from any and all loss, cost, damage or expense, of every kind and nature, including reasonable attorneys’ fees, which the Lender may incur by reason of any violation of any Environmental Laws by Borrower or Bank or by any predecessors or successors to title to any property of the Borrower or Bank.

5.19 Compliance Certificate. Furnish Lender a Certificate of Compliance duly certified by the Chief Executive Officer of Borrower within forty-five (45) days after the end of each calendar quarter stating that Borrower and Bank and the Borrower and all Subsidiaries, as applicable, are in compliance in all material respects with all terms, covenants and conditions of this Loan Agreement and all related Loan Documents (or in all respects, if the applicable term, covenant, or condition is qualified by reference to materiality or Material Adverse Effect), including, but not limited to, Sections 5.1 – 5.18 of this Loan Agreement. Such Certificate of Compliance shall be as set forth in Exhibit E and otherwise be in form and substance reasonably satisfactory to Lender.

6.	NEGATIVE COVENANTS.

Borrower covenants and agrees with Lender that Borrower shall comply and cause the Bank and its other Subsidiaries to comply with the following negative covenants unless the prior written consent of Lender shall be obtained, so long as any indebtedness remains outstanding under the Loan Documents:

6.1 Indebtedness. Neither Borrower nor the Bank shall create, incur, assume or suffer to exist, contingently or otherwise, any Indebtedness, except for the following indebtedness:

(a) The Indebtedness of Borrower under the Loan;

(b) Indebtedness owed by the Borrower to the Bank or any other Subsidiary or by the Bank to Borrower or by any Subsidiary other than the Bank to Borrower or the Bank;

(c) Debt for operating expenses or otherwise incurred by the Borrower, the Bank or any other Subsidiary in the ordinary course of business;

(d) Indebtedness as set forth in Exhibit F (and any refinancings, renewals, amendments or extensions thereof, but not including any increase in the principal amount thereof or any acceleration of the maturity date thereof or alteration of any subordination provisions thereof);

(e) Indebtedness of any Person acquired by Borrower or the Bank that is subordinated to the Indebtedness under this Agreement pursuant to a written agreement in form and substance reasonably acceptable to Lender, as long as Borrower is in compliance both before and after giving effect to such acquisition with the covenants contained in Article 5 of this Agreement and no Event of Default exists or would result from such acquisition;

(f) Indebtedness incurred under any Interest Rate Swap entered into by Borrower, the Bank or any Subsidiary in the ordinary course of business to hedge or mitigate risks to which Borrower, the Bank or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, including, but not limited to, with Lender’s prior consent, Borrower’s Indebtedness incurred under this Agreement;

(g) Indebtedness in respect of leases in the ordinary course of business or the guaranty thereof;

(h) Indebtedness in respect of purchase money obligations for fixed or capital assets, not to exceed an aggregate of $200,000 at any one time outstanding;

(i) Indebtedness consisting of the financing of insurance premiums payable within one year; and

(j) Obligations (contingent or otherwise) existing or arising under any Interest Rate Swap approved in advance by Lender.

6.2 Mortgages, Liens, Etc. Neither Borrower nor the Bank shall create, assume or suffer to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on the Collateral, except for:

(a) Liens in favor of Lender securing payment of the Loan; and

(b) the Permitted Encumbrances.

6.3 Guaranties. Guarantee or otherwise in any way become or be responsible for the indebtedness or obligations of any other Person, by any means whatsoever, whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrower or Bank in the ordinary course of business for collection and Guarantees in respect of Indebtedness otherwise permitted hereunder.

6.4 Merger, Dissolution, Acquisition of Assets. Borrower shall not enter into, or permit the Bank or any other Subsidiary to enter into, any transaction of merger or consolidation,

or any reorganization, reclassification of stock, readjustment or change in capital structure which would adversely impact the Collateral or the Lender’s priority or rights with respect thereto; or acquire, or permit any Subsidiary to acquire, all of the stock, or other ownership interest, property or assets of any other Person, corporation, partnership or other entity; provided, however, that so long as no Event of Default or event which would, with the passage of time, giving of notice, or both, exists, Borrower may acquire one or more banks or all or a portion of the assets thereof with the aggregate total assets acquired during any single twelve (12) month period not to exceed twenty percent (20%) of the Bank’s assets at the time of the proposed merger or acquisition without Lender’s prior written consent, so long as (i) Borrower’s reasonable, good faith projections and pro forma financials show that it and Bank will remain in compliance with all financial and other covenants under this Agreement upon completion of such acquisition; (ii) Borrower, Bank, and all other parties to such acquisition have received all approvals required by any applicable Bank Regulatory Authorities in connection with such acquisition as well as all shareholder, board, and/or other governmental approvals required in connection therewith; (iii) to the extent permitted by applicable law, Borrower gives Lender written notice of such proposed acquisition at least fifteen (15) days prior to consummation of same, and if to the extent that such prior notice is impermissible under applicable law, Borrower gives Lender written notice thereof as promptly as legally permissible, and (iv) Borrower provides Lender with such evidence as Lender reasonably requests to confirm such acquisition’s compliance with the foregoing requirements. Moreover, notwithstanding anything in this Agreement to the contrary, any Subsidiary of the Borrower other than the Bank may merge with and into any other Subsidiary of the Borrower or the Borrower without the Lender’s consent.

6.5 Subsidiaries. Borrower shall not create, establish or acquire Subsidiaries or acquire or own stock or any other interest in any bank other than the Bank, or permit the creation, establishment or acquisition of any such Subsidiaries by any other Subsidiary, except as permitted under Section 6.4.

6.6 Sale of Stock or Asset Disposition.

(a) Borrower shall not sell, transfer, pledge, assign, or otherwise dispose of, or otherwise encumber, any of the Capital Stock of the Bank nor shall Borrower permit the Bank to issue additional shares of stock or rights, options or securities convertible into Capital Stock of the Bank.

(b) The Borrower will not, nor will it permit any of its Subsidiaries to, make any Asset Disposition except in the ordinary course of business.

6.7 Dividends, Redemptions and Other Payments. Borrower shall not declare or pay any dividends on the stock of Borrower or redeem any stock of Borrower if an Event of Default has occurred and is continuing under this Loan Agreement or allow the payment of such a dividend that would create an Event of Default (other than any redemption in connection with the exercise of any stock option or payment of any withholding taxes in connection with the vesting of any equity-based award granted pursuant to any employee benefit plan of the Borrower or the Bank). The payment of any dividend or the redemption of any stock not otherwise prohibited shall in all respects comply with the rules and regulations of the Federal Reserve Board.

6.8 Capital Expenditures. Borrower shall not make or become committed to make, or permit any Subsidiary to make or to become committed to make, directly or indirectly, during any calendar year, capital expenditures which for Borrower and the Subsidiary exceed amounts deemed acceptable to applicable regulatory authorities.

6.9 Relocation. Without ten (10) days’ prior written notice, the Borrower shall not cause or permit Borrower or any Subsidiary to relocate their principal office, principal banking office, principal registered office or approved charter location without the written consent of Lender.

6.10 Transactions with Affiliates. The Borrower shall not, nor will it permit any of its Subsidiaries to, enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such person or entity other than (a) normal compensation and reimbursement of expenses of officers and directors and (b) except as otherwise specifically limited in this Loan Agreement, other transactions which satisfy the applicable requirements under Section 23A of the Federal Reserve Act, 12 USC §371c and Section 23B of the Federal Reserve Act, 12 USC §371c-1. For purposes of this Loan Agreement, the term Affiliates shall have the same meaning as set forth in applicable bank regulations.

6.11 Change in Management. Neither the Borrower nor the Bank shall make any change in its senior executive management personnel (CEO, President, or CFO, or equivalent offices); provided, however, that if any of the foregoing officers cease to hold the applicable office described above, the same shall not be an Event of Default provided that the Borrower or the Bank, as the case may be, replaces such individual with another officer reasonably qualified and acceptable to all applicable Bank Regulatory Authorities within one hundred eighty (180) days of such change.

6.12 Charter or By-Law Amendments. Neither Borrower nor Bank shall adopt, amend or enter into, as applicable, any charter, articles of incorporation, bylaws (or any amendments thereto) or other provisions or agreements that would reasonably be expected to materially and adversely affect in any way the rights, obligations and/or preferences of the Collateral.

6.13 No Defaults. Borrower shall not permit or suffer the occurrence of any event nor allow any Subsidiary or other Affiliate to knowingly permit or suffer the occurrence of any event which constitutes an event of default under any indenture or loan agreement or otherwise with respect to any indebtedness of the Borrower, the Bank, or any other Subsidiary, except to the extent the result of such event would not reasonably be expected to constitute an Event of Default under Section 7.1 or to cause a Material Adverse Effect.

7.	DEFAULT AND REMEDIES.

7.1 Events of Default. Any one or more of the following events shall constitute an Event of Default under the terms of this Loan Agreement and the other Loan Documents:

(a) Defaults in the prompt payment as and when due of the principal of or interest on the Loan or any fees due under this Loan Agreement within ten (10) days of the date when due.

(b) Default in compliance with or in the performance or observance of any term, covenant, obligation, condition, or agreement in this Loan Agreement or any other Loan Document.

(c) If any representation, warranty or any other statement made or deemed to be made by the Borrower herein, in any other Loan Document, or in any writing, certificate, or report or statement at any time furnished to Lender pursuant to or in connection with this Loan Agreement shall be false or misleading in any material respect, at the time made or deemed to be made.

(d) Borrower, the Bank or any other Subsidiary shall fail to pay when due and before the expiration of any grace period, any Indebtedness for borrowed money having an aggregate principal amount of more than $250,000 which it is primarily obligated to pay as borrower, or in any other capacity, whether such Indebtedness shall have become due because of acceleration of maturity or otherwise, in each case beyond any period of cure, notice or grace provided for in the instrument or instruments evidencing such Indebtedness, other than Indebtedness created by this Loan Agreement.

(e) An event occurs which constitutes an event of default as defined in the Note or any other Loan Document; or an event occurs which constitutes an event of default (following the expiration of applicable grace, notice or cure periods) under any present or future loan agreement between Lender and Borrower for any other loan.

(f) The Borrower, the Bank, or any other Subsidiary shall

(i)	be unable or admits in writing its inability to pay its debts as they become due; or

(ii)	file a petition in bankruptcy or for reorganization or for the adoption of an arrangement under the Bankruptcy Act as now or in the future amended, or file a pleading asking such relief, or have or suffer to be filed an involuntary petition in bankruptcy against it which is not contested and discharged within sixty (60) days; or

(iii)	make an assignment for the benefit of creditors generally; or

(iv)	consent to the appointment of a trustee, custodian, or receiver for all or a major portion of its property; or

(v)	be adjudicated a bankrupt or insolvent under any federal or state law; or

(vi)	suffer the entry of a court order under any federal or state law appointing a receiver, custodian, or trustee for all or a major part of its property or ordering the winding up or liquidation of its affairs, or approving a petition filed against it under the Bankruptcy Act, as now or in the future amended; or

(vii)	suffer the entry of a final judgment for the payment of money in excess of $250,000.00 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and the same shall not be discharged or provision made for its discharge within 45 days from the date of entry thereof or an appeal or other appropriate proceeding for review thereof shall not be taken within said period and a stay of execution pending such appeal shall not be obtained; or

(viii)	suffer a writ or warrant of attachment or any similar process to be issued by any court against all or substantially all of its property.

(g) The issuance of any Supervisory Action against the Borrower, the Bank or other Subsidiaries or the Borrower’s, the Bank’s or the other Subsidiaries’ directors, whether temporary or permanent, by or at the request of any bank regulatory agency, in each case, unless such Supervisory Action would not reasonably be expected to have a Material Adverse Effect; provided, however, that notwithstanding anything to the contrary in this Loan Agreement (including without limitation Section 5.9 hereof), Borrower shall not be required to disclose the existence of any Supervisory Action to the extent that such disclosure is prohibited by applicable law or regulation; but further provided that (i) Section 5.9 of this Loan Agreement shall nevertheless require Borrower to disclose to Lender the maximum amount of information legally permissible to be disclosed regarding any such Supervisory Action and (ii) such Supervisory Action may, even if confidential, constitute an Event of Default hereunder if Lender becomes aware of such Supervisory Action through other channels without the violation of applicable law or regulation;

(h) There shall occur any change in the equity ownership of the Bank, or any change in the equity ownership of the Borrower such that a “change in control” of Borrower under applicable law or regulation shall have occurred; or

(i) The failure of the Borrower, the Bank, or any other Subsidiary, or the Borrower’s, the Bank’s, or any other Subsidiary’s directors to comply in all material respects with the terms of any memorandum of understanding or letter agreement with any bank regulatory agency, including but not limited to any applicable state bank regulatory agency, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, and the Board of Governors of the Federal Reserve System and such failure has not been fully corrected within thirty (30) business days of the Borrower’s or the Bank’s awareness of its failure to comply.

7.2 Cure Provisions. If any Event of Default, other than a default in payment, is curable, and, with respect to an Event of Default arising due to a breach of a negative covenant as set forth in Section 6, if Borrower has not been given a notice of a breach of the same covenant within the preceding twelve (12) months, it may be cured if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within thirty (30) days; or (2) if the cure requires more than thirty (30) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to pursue compliance as soon as reasonably practical.

7.3 Remedies on Default. Upon the occurrence of an Event of Default, Lender may (i) terminate all obligations of Lender to Borrower, the Bank, or any other Subsidiary including, without limitation, all obligations to lend money to Borrower under this Loan Agreement, (ii) declare the Note immediately due and payable, without presentment, demand, protest, notice of intent to accelerate and notice of acceleration of the maturity date of this Note, or any other notice of any kind, all of which are expressly waived, (iii) declare immediately due and payable from Borrower the expenses set forth in Section 8.14 hereof, and (iv) pursue any remedy available to it under this Loan Agreement, the Note, the Pledge Agreement or any other Loan Document, or available at law or in equity, concurrently or subsequently, in such order as the Lender may elect, all of which remedies shall be cumulative.

7.4 Liens; Setoff by Lender. Borrower hereby grants to Lender a continuing lien for all indebtedness of Borrower hereunder, upon any and all of its monies, securities and other property and the proceeds thereof, now or hereafter held or received by or in transit to Lender from or for Borrower, and also upon any and all deposits (general or special, matured or unmatured) and credits of Borrower against Lender at any time existing. Upon the occurrence of any Event of Default as specified above, Lender is hereby authorized at any time and from time to time, without notice to Borrower, the Bank, or the other Subsidiaries, to set off, appropriate, and apply any and all items hereinabove referred to against any or all indebtedness of Borrower to Lender under this Loan Agreement, whether now existing or hereafter arising. Lender shall give written notice to Borrower of such setoff appropriation or application after such setoff, appropriation or application occurs.

8.	MISCELLANEOUS.

8.1 No Waiver. No delay or failure on the part of Lender or on the part of any holder of the Note in the exercise of any right, power or privilege granted under this Loan Agreement, or under any other Loan Document, or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against Lender unless made in writing and signed by Lender, and then only to the extent expressly specified therein.

8.2 Notices. All notices and communications provided for hereunder shall be in writing, delivered by hand or sent by first-class, registered or certified mail, postage prepaid, or express courier to the following addresses:

(1)	If to Lender:	First Tennessee Bank National Association
165 Madison Avenue
Memphis, Tennessee 38103
Attention: Correspondent Banking

(2)	If to Borrower:	Community First, Inc.
501 South James Campbell Blvd.
Columbia, TN 38401
Attention: Jon Thompson, President and CFO

Any party hereto may change its address for notice purposes by notice to the other parties in the manner provided herein. Notice shall be deemed given when hand delivered or first class, certified or registered mail, postage prepaid, or when delivered by express courier.

8.3 Governing Law. This Loan Agreement and all other Loan Documents shall be governed by and interpreted in accordance with the laws of the State of Tennessee except with respect to interest which shall be governed by and construed in accordance with applicable Federal laws in effect from time to time.

8.4 Survival of Representations and Warranties. All representations, warranties and covenants contained herein or made by or furnished on behalf of Borrower, the Bank, or the other Subsidiaries in connection herewith shall survive the execution and delivery of this Loan Agreement and all other Loan Documents and the extension or funding of the Loan hereunder.

8.5 Descriptive Headings. The descriptive headings of the several sections of this Loan Agreement are inserted for convenience only and do not constitute a part of this Loan Agreement.

8.6 Severability. If any part of any provision contained in this Loan Agreement or in any other Loan Document shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of said provision or the remaining provisions.

8.7 Time is of the Essence. Time is of the essence in interpreting and performing this Loan Agreement and all other Loan Documents.

8.8 Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

8.9 Payment of Costs. Borrower shall pay, promptly following demand by Lender, all reasonable costs, expenses, taxes and fees incurred by Lender in connection with the preparation, execution and delivery of this Loan Agreement and all other Loan Documents and the recording and filing and rerecording and refiling thereof, including, without limitation, the reasonable costs and professional fees of counsel for Lender, any and all transfer, mortgage or other taxes and all recording costs that may be payable. In the future, Borrower shall pay promptly following written demand by the Lender, all such costs and expenses determined to be payable, pursuant to this Loan Agreement and the Loan Documents.

8.10 Successors and Assigns. This Loan Agreement shall bind and inure to the benefit of Borrower and Lender, and their respective successors and assigns; provided, however, Borrower, the Bank, and the other Subsidiaries shall not have any right to assign their rights or obligations hereunder to any person. Notwithstanding anything in this Loan Agreement to the contrary, Lender shall have the right, but shall not be obligated, to sell participation in the loan made pursuant hereto to other banks, financial institutions and investors.

8.11 Amendments; No Implied Waiver. This Loan Agreement may be amended or modified, and Borrower, the Bank, and the other Subsidiaries may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if Borrower shall obtain the prior written consent of Lender to that specific amendment, modification, action or omission to act, and no course of dealing between Borrower, the Bank, or the other Subsidiaries and Lender shall operate as a waiver of any right, power or privilege granted to Lender under this Loan Agreement or under any other Loan Document, or available to Lender at law or in equity.

8.12 Rights Cumulative. All rights, powers and privileges granted hereunder shall be cumulative to and shall not be exclusive of any other rights, powers and privileges granted by any other Loan Document or available at law or in equity.

8.13 Indemnity. Borrower agrees to protect, indemnify and save harmless Lender, and all directors, officers, employees and agents of Lender, from and against any and all (i) claims, demands and causes of action of any nature whatsoever brought by any Person not a party to this Loan Agreement and arising from or related or incident to this Loan Agreement or any other Loan Document, including, without limitation, any liability under federal or state securities laws arising out of Lender’s disposition of all or part of the Collateral, (ii) costs and expenses incident to the defense of such claims, demands and causes of action, including, without limitation, reasonable attorneys’ fees, and (iii) liabilities, judgments, settlements, penalties and assessments arising from such claims, demands and causes of action; provided, however, that Borrower does not agree to indemnify Lender against Lender’s own willful misconduct or gross negligence. The indemnity contained in this section shall survive the termination of this Loan Agreement.

8.14 Expenses. Borrower agrees to promptly reimburse Lender for (i) all costs and expenses of collection of the Note, including reasonable attorneys’ fees, and (ii) all expenses incurred by Lender in acting on behalf of Borrower, the Bank or the other Subsidiaries in accordance with the terms of this Loan Agreement or to maintain or preserve the value of the Collateral, or Lender’s interest therein pursuant to the Pledge Agreement, or any other Loan Document. Such sums shall include interest at the maximum rate allowed by law accruing from the date Lender requests such reimbursement.

8.15 Usury. It is the intent of the parties hereto not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and Borrower, the Bank, and the other Subsidiaries, and Lender agree that, should any provision of this Loan Agreement, or of the Note, or of any other Loan Document or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the outstanding principal indebtedness due to Lender by Borrower under this Loan Agreement, and if the principal indebtedness has been paid in full, any remaining excess shall forthwith be paid to Borrower.

8.16 Jurisdiction and Venue. Borrower, the Bank, and the other Subsidiaries, and Lender agree, without power of revocation, that any civil suit or action brought against them as a result of , or which relates to, any of their obligations under this Loan Agreement or under any other Loan Document may be brought against them, jointly or singly, in the United States

District Court for the Western District of Tennessee, and Borrower, the Bank, the other Subsidiaries, and Lender irrevocably submit to the jurisdiction of such court and irrevocably waive, to the fullest extent permitted by law, any objections that they may now or hereafter have to the laying of the venue of such civil suit or action and any claim that such civil suit or action has been brought in an inconvenient forum, and Borrower, the Bank, and the other Subsidiaries, and Lender agree that final judgment in any such civil suit or action shall be conclusive and binding upon them and shall be enforceable against them by suit upon such judgment in any court of competent jurisdiction.

8.17 Construction. Should any provision of this Loan Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party who itself or through its agents prepared the same, it being agreed that Borrower, Lender and their respective agents have participated in the preparation hereof.

8.18 Holidays. In any case where the date for any action required to be performed under this Loan Agreement or under any other Loan Document shall be, in the city where the performance is to be made, a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law to close, then such performance may be made on the next succeeding business day not a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized by law to close.

8.19 Entire Agreement. This Loan Agreement and the other Loan Documents executed and delivered contemporaneously herewith, together with the exhibits attached hereto and thereto, constitute the entire understanding of the parties with respect to the subject matter hereof, and any other prior or contemporaneous agreements, whether written or oral, with respect thereto are expressly superseded hereby. The execution of this Loan Agreement and the other Loan Documents by Borrower, the Bank, and the other Subsidiaries was not based upon any facts or materials provided by Lender, nor was Borrower, the Bank, and the other Subsidiaries induced to execute this Loan Agreement or any other Loan Document by any representation, statement or analysis made by Lender. In the event that the provisions of this Loan Agreement shall conflict with provisions of any of the other Loan Documents, the provisions of this Loan Agreement shall control. This written Loan Agreement represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

8.20 Consent. Borrower hereby represents and warrants that to the best of Borrower’s knowledge there is no consent from any lender or creditor needed to prevent Borrower, the Bank, or the other Subsidiaries from being in default by Borrower executing the Note or Borrower, the Bank, and the other Subsidiaries executing, this Loan Agreement or any other Loan Document associated with this Loan.

8.21 Waiver Of Right To Trial By Jury. EACH PARTY TO THIS LOAN AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS LOAN AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT

EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS LOAN AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS LOAN AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.22 Further Assurances. Borrower agrees to execute and deliver all other instruments and take such other actions as Lender may from time to time reasonably request in order to carry out the provisions and intent hereof.

8.23 Execution by Bank. The undersigned Bank is joining this Loan Agreement for the sole purpose of acknowledging the pledge of its Capital Stock pursuant to the Pledge Agreement.

8.24 Non-Control. In no event shall the Lender’s rights hereunder be deemed to indicate that the Lender is in control of the business, management or properties of the Borrower or the Bank or has power over the daily management functions and operating decisions made by the Borrower and the Bank, all such rights and powers being hereby expressly reserved to the Borrower and the Bank.

8.25 Assignments and Participations. Lender may sell or offer to sell the Loan or interests therein to one or more assignees or participants; provided, however, that in the absence of an Event of Default, and except in connection with a merger or sale of all or substantially all of the assets of the Lender or the correspondent banking division of the Lender, Lender shall first obtain Borrower’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. If the Borrower fails to respond to a request for such consent within ten (10) business days after receipt thereof given in compliance with Section 8.2, Borrower shall be deemed to have consented to such sale of the Loan or interests therein. Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Lender in connection therewith, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the same rights and benefits with respect to the Loan Documents as such Person(s) would have if such Person(s) were Lender hereunder. Lender may disseminate any information it now has or hereafter obtains pertaining to the Loan, including any security for the Loan, Borrower, Bank, any other Subsidiary, any of Borrower’s, Bank’s, or any other Subsidiary’s principals, or any guarantor, if any, to any actual or prospective assignee or participant, to Lender’s affiliates, to any regulatory body having jurisdiction over Lender, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Lender and the Loan, or to any other party as necessary or appropriate in Lender’s reasonable judgment.

8.26 Electronic Transmission of Data. Lender and Borrower agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the internet to the parties, the parties’ affiliates, agents and representatives, and other Persons involved with the subject matter of this Loan Agreement. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Lender does not control the method of transmittal or service providers, (b) Lender has no obligation or responsibility whatsoever and assumes no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower and Bank will release, hold harmless and indemnify Lender from any claim, damage or loss, including that arising in whole or part from Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.

8.27 USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Lender to identify the Borrower in accordance with the PATRIOT Act.

8.28 No Inference of Extension Past Maturity Date. Notwithstanding any other provision herein, the terms, conditions, and requirements provided for herein that would, by their express terms, be applicable to time periods after the Maturity Date of the Note, are not to be interpreted as an inference that the Lender has agreed to any extension, automatic or otherwise, to the extension of the Maturity Date. The Lender has not agreed and is under no obligation to extend the Maturity Date of the Note.

Signature Page Follows.

WITNESS the hand and seal of the parties hereto through their duly authorized officers as of the date first above written.

LENDER:	BORROWER:

FIRST TENNESSEE BANK NATIONAL ASSOCIATION	COMMUNITY FIRST, INC.

By:	By:
Printed Name:	Printed Name:
Title:	Title:

The undersigned Bank executes this Loan Agreement for the sole purpose of acknowledging the pledge of its Capital Stock under the Pledge Agreement.
BANK:

COMMUNITY FIRST BANK & TRUST

By:
Printed Name:
Title:

LIST OF EXHIBITS

EXHIBIT A	NOTE

EXHIBIT B	SUBSIDIARIES OF BORROWER

EXHIBIT C	LIENS

EXHIBIT D	OPTIONS, WARRANTS OR OTHER RIGHTS AGREEMENTS OR COMMITMENTS (INCLUDING CONVERSION RIGHTS AND PREEMPTIVE RIGHTS) OBLIGATING BORROWER OR ANY SUBSIDIARY TO ISSUE, SELL, PURCHASE OR REDEEM SHARES OR SECURITIES CONVERTIBLE TO SHARES

EXHIBIT E	COMPLIANCE CERTIFICATE

EXHIBIT F	INDEBTEDNESS NOT AUTHORIZED IN SECTION 6.1

APPENDIX A	DEFINITIONS

SCHEDULE 1.5	WIRE INSTRUCTIONS

EXHIBIT A

NOTE

PROMISSORY NOTE

$4,000,000.00	Memphis, Tennessee
December 20, 2016

FOR VALUE RECEIVED, the undersigned, COMMUNITY FIRST, INC., a Tennessee corporation (“Maker”), promises to pay to the order of FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association having its principal place of business in Memphis, Tennessee (“Lender”), the principal sum of FOUR MILLION DOLLARS ($4,000,000.00), together with interest from the date hereof until maturity, upon disbursed and unpaid principal balances, at the rate hereinafter specified, said principal and interest being payable as follows:

the unpaid principal balance hereof and interest thereon shall be payable in 20 consecutive installments of principal and interest, installment nos. 1 to 19, both inclusive, being in the amount of One Hundred Twenty-One Thousand Eight Hundred Twenty-Two and 39/100 Dollars ($121,822.39) each, and installment no. 20 being for the entire unpaid principal balance and all accrued and unpaid interest, the first of said installments being due and payable on the first (1st) day of April, 2017, and each additional installment being due and payable on the first (1st) day of each calendar quarter thereafter, with the final installment, if not sooner paid, being due and payable on the fourteenth (14th) day of December, 2021).

This Note is being issued pursuant to that certain Loan Agreement, dated of even date, between the Maker and the Lender, as said agreement may be amended or modified (the “Loan Agreement”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

Interest shall be charged on the outstanding principal balance from the date advanced until the full amount of principal due hereunder has been paid at a fixed rate of four percent (4%) per annum (the “Contract Rate”).

The annual interest rate for this Note is computed on a 366/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

Notwithstanding the foregoing, upon the occurrence of an Event of Default (as defined in the Loan Agreement), the Lender, at its option, may charge, and the Maker agrees to pay, interest on disbursed and unpaid principal balances at the default rate (the “Default Rate”) per annum equal to the lesser of (a) the maximum effective variable contract rate which may be charged by the Lender under applicable law from time to time in effect (the “Maximum Rate”) or (b) (i) the Contract Rate plus (ii) four percent (4%).

Any amounts not paid when due hereunder (whether by acceleration or otherwise) shall bear interest after maturity at the Default Rate.

For any payment which is not made within ten (10) days of the due date for such payment, the Maker shall pay a late fee. The late fee shall equal five percent (5%) of the unpaid portion of the past-due payment.

A-2

This Note is secured by the Pledge Agreement, and may now or hereafter be secured by other mortgages, trust deeds, assignments, security agreements, or other instruments of pledge or hypothecation.

All installments of interest, and the principal hereof, are payable at the office of First Tennessee Bank National Association, 165 Madison Avenue, Memphis, Tennessee 38103, or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

If the Maker shall fail to make payment of any installment of principal or interest within ten (10) days of its due date, or upon any default in the terms and provisions of the Pledge Agreement, or upon any Event of Default under the Loan Agreement, the entire unpaid principal balance of the indebtedness evidenced hereby, together with all interest then accrued, shall, at the absolute option of the holder hereof, at once become due and payable, without demand or notice, the same being expressly waived and Lender may exercise any right, power or remedy permitted by law or equity, or as set forth herein or in the Loan Agreement or any other Loan Document.

If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of the Lender in connection with any loan documentation executed in connection herewith, or to defend successfully against any claim, cause of action or suit brought by the Maker against the Lender, the Maker shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney’s fee. These include, but are not limited to, the Lender’s reasonable attorney’s fees and legal expenses, whether or not there is a lawsuit, including attorney’s fees for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction) and appeals.

The Lender and the Maker hereby waive the right to any jury trial in any action, proceeding, or counterclaim arising under the Loan Agreement or any other Loan Document brought by either Lender or Maker against the other.

To the extent permitted by applicable law, the Lender reserves a right of setoff in all the Maker’s accounts with the Lender (whether checking, savings, or some other account). This includes all accounts the Maker may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. The Maker authorizes the Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness evidenced by this Promissory Note against any and all such accounts, and, at the Lender’s option, to administratively freeze all such accounts to allow the Lender to protect the Lender’s charge and setoff rights provided in this paragraph.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each business entity that opens an account. What this means to Maker: When Maker opens an account, the Lender will ask for Federal Tax Identification Number, physical street address, full legal name of the Maker and other information that will allow the Lender to identify Maker. The Lender may also ask Maker to provide copies of certain documents that will aid in confirming this information.

A-3

The Maker and any endorsers or guarantors hereof waive protest, demand, presentment, and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions or the period or periods thereof, without notice to them and without affecting their liability thereon. Maker agrees that borrowers, endorsers, guarantors and sureties may be added or released without notice and without affecting Maker’s liability hereunder. The liability of Maker shall not be affected by the failure of Lender to perfect or otherwise obtain or maintain the priority or validity of any security interest in any collateral. The liability of Maker shall be absolute and unconditional and without regard to the liability of any other party hereto.

It is the intention of the Lender and the Maker to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the holder hereof ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum effective contract rate which the Lender may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder hereof ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness hereby evidenced; and if the principal amount of the indebtedness evidenced hereby, all lawful interest thereon and all lawful fees and charges in connection therewith, are paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Maker shall, to the maximum extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between the holder hereof and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such maximum effective contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the holder hereof and the Maker that is in conflict with the provisions of this paragraph.

This Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statute) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Maker be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.

Upon three (3) business days’ prior written notice to Lender, Maker shall have the right to prepay the indebtedness evidenced hereby in whole or in part by paying the principal amount being prepaid (the “Prepayment Amount”) plus accrued interest, plus, if such prepayment occurs on or prior to the third (3rd) anniversary of the date of this Note, the Yield Maintenance Amount, if any.

A-4

The “Yield Maintenance Amount” shall be equal to one hundred percent (100%) of the present value (discounted based on the Current Interest Rate Swap Rate) of the difference between (i) the total amount of interest (based on the Original Interest Rate Swap Rate) which would have accrued on the Prepayment Amount had such event not occurred, and (ii) the amount of interest (based on the Current Interest Rate Swap Rate) which would have accrued on the Prepayment Amount had such event not occurred. The “Original Interest Rate Swap Rate” is the mid-market quotation for the maturity date of the Note as quoted by Bloomberg, L.P. on the date that the loan advance is made by the Lender under the Note. The “Current Interest Rate Swap Rate” is the mid-market quotation for the same maturity date as the original maturity of the Note as quoted by Bloomberg, L.P. on the date of prepayment of the Prepayment Amount.

Notwithstanding the foregoing, Maker may prepay the indebtedness evidenced hereby without penalty at any time if the Lender shall seek to impose additional costs, expenses or conditions on Maker as a result of the occurrence of any event described in Section 1.6(a) or Section 1.6(b) of the Loan Agreement.

Lender is hereby authorized to disclose any financial or other information about Maker to any regulatory body or agency having jurisdiction over Lender and to any present, future or prospective participant or successor in interest in any loan or other financial accommodation made by Lender to Maker. The information provided may include, without limitation, amounts, terms, balances, payment history, return item history and any financial or other information about Maker. However, subject to applicable law, Lender shall use reasonable efforts to protect the confidentiality of the terms and conditions of the Loan in all other respects.

The invalidity or unenforceability of any one or more provisions of this Note shall not render any other provision invalid or unenforceable. In lieu of any invalid or unenforceable provision, there shall be added automatically a valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

The covenants, conditions, waivers, releases and agreements contained in this Note shall bind, and the benefits thereof shall inure to, the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided, however, that this Note cannot be assigned by Maker without the prior written consent of Lender, and any such assignment or attempted assignment by Maker without consent shall be void and of no effect with respect to Lender.

Subject to the requirements of the Loan Agreement, Lender may from time to time sell or assign, in whole or in part, or grant participations in, the Loan, this Note and/or the obligations evidenced thereby. Subject to the requirements of the Loan Agreement, the holder of any such sale, assignment or participation, if the applicable agreement between Lender and such holder so provides, shall be: (a) entitled to all of the rights, obligations and benefits of Lender; and (b) deemed to hold and may exercise the rights of setoff or banker’s lien with respect to any and all obligations of such holder to Maker, in each case as fully as though Maker were directly indebted to such holder. Lender shall give notice to Maker of such sale, assignment or participation; however, the failure to give such notice shall not affect any of Lender’s or such holder’s rights hereunder.

A-5

Maker irrevocably appoints each and every member and/or officer of Maker as its attorneys upon whom may be served, by certified mail at the address set forth in the Loan Agreement, or such other address as may be directed by Maker, in writing, any notice, process or pleading in any action or proceeding against it arising out of or in connection with this Note or any other Loan Document; and Maker hereby consents that any action or proceeding against it be commenced and maintained in any state or federal court sitting in Memphis, Shelby County, Tennessee, by service of process on any such owner, partner and/or officer; and Maker agrees that such courts of the State shall have jurisdiction with respect to the subject matter hereof and the person of Maker and all collateral securing the obligations of Maker. Maker agrees not to assert any defense to any action or proceeding initiated by Lender based upon improper venue or inconvenient forum.

COMMUNITY FIRST, INC.

By:
Name:
Title:
MAKER

A-6

EXHIBIT B

SUBSIDIARIES OF BORROWER

Community First Bank & Trust

Community First Properties, Inc.

Community First Trups Holding Company

B-1

EXHIBIT C

ADDITIONAL LIENS

Financing statement No. 202-035407 filed with Tennessee Secretary of State on June 18, 2002, identifying the Bank as debtor and Federal Home Loan Bank of Cincinnati as secured party. See also related filing nos. 205-036441, 207-050576 and 312-304219.

C-1

EXHIBIT D

OPTIONS, WARRANTS, OR OTHER RIGHTS, AGREEMENTS, OR

COMMITMENTS (INCLUDING CONVERSION RIGHTS AND

PREEMPTIVE RIGHTS) OBLIGATING BORROWER OR ANY

SUBSIDIARY TO ISSUE, SELL, PURCHASE, OR REDEEM

SHARES OR SECURITIES CONVERTIBLE INTO SHARES

1. The Borrower’s board of directors and shareholders have approved the Community First, Inc. 2016 Equity Incentive Plan pursuant to which the Borrower may issue up to 200,000 shares of the Borrower’s common stock to employees, directors and consultants of the Borrower and its Subsidiaries.

2. The Borrower’s board of directors and shareholders have approved the Community First, Inc. 2005 Stock Incentive Plan pursuant to which the Borrower has previously awarded stock options and other equity-based awards at the Borrower level to the Borrower’s employees and directors. No future awards may be made under this plan, but awards granted as of the date hereof remain outstanding and exercisable.

3. The Borrower maintains an employee stock purchase plan that was previously approved by the Borrower’s board of directors pursuant to which the Borrower has set aside for issuance to employees of the Borrower and its Subsidiaries up to 100,000 shares of the Borrower’s common stock.

D-1

EXHIBIT E

COMPLIANCE CERTIFICATE

[Place on Community First, Inc. Letterhead]

[DATE]

Mr.

First Tennessee Bank National Association

Correspondent Banking

165 Madison Ave, 5th Floor

Memphis, TN 38103

Re:	Compliance Certificate

I,                     ,                 , of Community First, Inc., a Tennessee corporation (the “Borrower”), certify to First Tennessee Bank National Association, a national banking association (the “Lender”) that the attached financial statements for the period ending                 , 20        , present fairly in all material respects the financial position and results of operations of the Borrower and its Subsidiaries. The attached statements include all financial statements required to be delivered as of the date hereof pursuant to the Loan Agreement dated December 20, 2016, between Lender and Borrower, as amended or modified from time to time (the “Loan Agreement”). This certification is provided to Lender under the provisions of Section 5.19 of the Loan Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

[Remainder of Page Intentionally Left Blank]

E-1

Loan Agreement Section - Covenant	Covenant	Actual	In Compliance ?

5.13(a) - Borrower Capitalization:	“Adequately
	Capitalized”		[Yes] [No]

5.13(b) - Bank Capitalization:	“Well
	Capitalized”		[Yes] [No]

5.13(c) - Total Risk-Based Capital Ratio	greater than or
	equal to10.50%		[Yes] [No]

5.14 - “Modified” Texas Ratio	less than or
	equal to 35%		[Yes] [No]

5.15 - Return on Average Assets	greater than or
	equal to 0.40%		[Yes] [No]

5.17 Loan to Value Ratio	not more than
	50%		[Yes] [No]

By signing below I acknowledge that I have completed the above covenant compliance check, that all calculations were made in accordance with the terms and requirements of the applicable Loan Agreement sections, and that, to the best of my knowledge, except where indicated, the Borrower and its Subsidiaries are in compliance with all of the above covenants and in compliance in all material respects with all other affirmative and negative covenants, events of default, and all other terms of the agreements encompassing the Loan Agreement (except where such covenants, events of default, or other terms are qualified by reference to materiality or Material Adverse Effect, in which case the Borrower and its Subsidiaries are in compliance with such matters in all respects.).

Community First, Inc.

By:
Title:

E-2

EXHIBIT F

INDEBTEDNESS NOT AUTHORIZED IN SECTION 6.1

In connection with three separate trust preferred offerings by statutory trusts affiliated with Borrower, Borrower has issued $23,000,000 of subordinated debentures. Borrower guarantees the payment of distributions and payments for redemption or liquidation of the trust preferred securities issued by the affiliated statutory trusts to the extent of funds held by the trusts. Borrower’s obligations under the subordinated debentures together with the guarantee and other back-up obligations, in the aggregate, constitute a full and unconditional guarantee by Borrower of the obligations of the affiliated statutory trusts under those trusts’ preferred securities.

F-1

APPENDIX A

DEFINITIONS

“Affiliate” shall have the same meaning assigned to it in applicable bank regulations.

“Asset Disposition” shall mean the disposition (including the sale, lease or transfer) of all or a material amount of the assets (including without limitation any common or preferred stock of the Bank or any other Subsidiary) of the Borrower or any of its Subsidiaries whether by sale, lease, transfer or otherwise.

“Bank Regulatory Authority” shall mean the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and all other relevant bank regulatory authorities (including, without limitation, relevant state bank regulatory authorities).

“Call Report” shall mean the Bank’s Quarterly Report of Condition and Income.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock or equity, whether now outstanding or issued after the date hereof, including all common stock, preferred stock, partnership interests and limited liability company member interests.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Change in Law” means the occurrence, after the date of this Loan Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Entity or (c) the making or issuance of any request, rule, guideline or directive (regardless of whether having the force of law) by any Governmental Entity; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Collateral” shall mean 572,753 shares of the common stock of the Bank.

“Covenant Compliance Date” shall mean the last day of each fiscal quarter of the Borrower.

“Environmental Laws” shall mean all federal, state, and local laws, including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements,

relating to the discharge of air pollutants, water pollutants, or process waste water or otherwise relating to the environment or hazardous substances or the treatment, processing, storage, disposal, release, transport, or other handling thereof, including, but not limited to, the federal Solid Waste Disposal Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act, the federal Hazardous Materials Transportation Act, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the federal Toxic Substances Control Act, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency, in each case as now or at any time hereafter in effect.

“Equity Issuance” shall mean any issuance by the Borrower to any person of shares of its Capital Stock, any shares of its Capital Stock pursuant to the exercise of options or warrants or any shares of its Capital Stock pursuant to the conversion of any debt to equity, after the date of the Loan.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower and which is treated as a single employer under Sections 414(b) or (c) of the Code.

“ERISA Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by the Borrower, the Bank, or any other Subsidiary or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any plan; (vi) the complete or partial withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (viii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Event of Default” shall have the meaning assigned to such term in Section 7.1 of this Loan Agreement.

“GAAP” shall mean generally accepted accounting principles applied on a consistent basis, maintained throughout the period involved.

“Governmental Entity” means the United States, any State, and/or any political subdivision, department, agency or instrumentality of any of the foregoing.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the first Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, regardless of whether such Indebtedness is assumed by the first Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary Indebtedness, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, regardless of whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments as the debtor thereunder (other than any letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments issued or undertaken in good faith in the ordinary course of business consistent with past practice among the Bank and its customers);

(c) net obligations of such Person under any Interest Rate Swap (other than any Interest Rate Swap entered into in good faith in the ordinary course of business consistent with past practice among the Bank and its customers);

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), regardless of whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Indebtedness in respect of Capitalized Leases of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person or any warrant, right or option to acquire such equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

“Interest Rate Swap” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time.

“Lien(s)” means any charge, claim, equitable interest, lien, encumbrance, pledge, security interest, mortgage, encroachment, easement or restriction of any kind, including, without limitation, those liens identified on Exhibit C attached hereto.

“Loan Documents” shall mean the Note, the Loan Agreement, the Pledge Agreement, stock certificates issued to Borrower evidencing the shares pledged pursuant to the Pledge Agreement, stock powers with respect to such shares pledged as Collateral and any and all other documents, instruments or agreements evidencing, securing, guaranteeing or otherwise related to or delivered in connection with the Loan.

“Loan-to-Value Ratio” shall mean the ratio that (a) the then-outstanding balance of the Loan at the time of measurement bears to (b) the Bank’s tangible common equity Tier 1 Capital at the time of measurement.

“Local Authorities” means individually and collectively the state and local governmental authorities which govern the business and operations owned or conducted by the Borrower or its Subsidiaries.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, financial condition, or operating results of the Borrower or the Bank, (ii) the ability of the Borrower to fully and timely perform its obligations under the Loan Documents, (iii) the validity or enforceability of any Loan Document, or (iv) the rights or remedies of the Lender under any Loan Document or the priority of any Lien granted in favor of the Lender under any Loan Document.

“Maturity Date” shall mean December 20, 2021.

“‘Modified’ Texas Ratio” shall mean a fraction, expressed as a percentage, where the numerator is Non-Performing Assets, and where the denominator is the sum of Bank’s Tier 1 Capital plus the entire balance of Bank’s loan loss reserve, all determined on a basis satisfactory to Lender.

“Multiple Employer Plan” shall mean a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Net Income” shall mean the net income after taxes including the Borrower’s equity in undistributed earnings of its Subsidiaries as determined under GAAP.

“Non-Performing Assets” shall mean the sum of (1) all Non-Performing Loans and (2) other real estate owned listed in the applicable Call Reports and other such assets acquired through foreclosure or other realization upon collateral or rearrangement or satisfaction of Indebtedness.

“Non-Performing Loans” shall mean the sum of (1) all loans classified internally or by a Bank Regulatory Authority as non-accrual plus (2) loans past due by 90 days or more plus (3) loans for which the obligee has reduced the agreed interest rate, reduced the principal or interest obligation, extend the maturity, applied interest payments to reduce principal, capitalized interest, or otherwise renegotiated the terms of the obligation based upon the actual or asserted inability of the obligor(s) of such loans to perform their obligations pursuant to the agreements with the obligee prior to such modification or renegotiation; provided, however, that (a) loans for which the Borrower or the Bank has taken additional collateral satisfactory to it and therefore is prepared to make additional loan advances or any other loans which have been restructured and are performing in a manner satisfactory to the Borrower and (b) any portion of a Non-Performing Loan that is guaranteed by the United States government or an agency thereof in a manner acceptable to Lender shall not be included in the definition of Non-Performing Loans (but any un-guaranteed portion of a Non-Performing Loan covered by item (b) above shall be included as a Non-Performing Loan).

“Note” shall have the meaning assigned to such term in Section 1.2 of this Loan Agreement, together with any and all renewals, modifications, extensions and replacements thereof.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Permitted Encumbrances” shall mean and include: (a) liens for taxes, assessments or similar governmental charges not in default or being contested in good faith by appropriate proceedings; (b) workmen’s, vendors’, mechanics’ and materialmen’s liens and other liens imposed by law incurred in the ordinary course of business, and easements and encumbrances which are not substantial in character or amount and do not materially detract from the value or interfere with the intended use of the properties subject thereto and affected thereby; (c) liens in respect of pledges or deposits under social security laws, workmen’s compensation laws, unemployment insurance or similar legislation and in respect of pledges or deposits to secure bids, tenders, contracts (other than contracts for the payment of money), leases or statutory operations; (d) liens granted to secure deposit liabilities with any Governmental Entity; (e) deposits to secure the performance of leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (f) judgment and attachment liens not giving rise to an Event of Default, including Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings; (g) any lien existing on the Closing Date that is set forth in Exhibit C to the Loan Agreement and any continuation statements filed with respect thereto; (h) easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of Borrower or any Subsidiary; (i) purchase money liens on fixed assets securing loans and Capitalized Lease Obligations, provided that such lien is limited to the purchase price and only attaches to the property being acquired; and (j) such other liens and encumbrances to which Lender shall consent in writing, if any.

“Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof, joint stock company, or non-incorporated organization, or any other entity of any kind whatsoever.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower, the Bank, or any other Subsidiary or any ERISA affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement executed by Borrower for the benefit of Lender dated the same date as this Loan Agreement, pledging the Collateral.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Return on Average Assets” shall mean quotient resulting from dividing the Bank’s annualized net income (as set forth in the Bank’s Call Report for the applicable period(s)) for the then current fiscal year by the year-to-date average of total assets of the Bank (as set forth in the Bank’s Call Report for the applicable period(s)).

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Subsidiaries” or individually “Subsidiary” shall mean any partnership, corporation, limited liability company, trust, unincorporated organization, association, joint venture, or other entity other than Borrower in an unbroken chain of entities beginning with the Borrower with each of the entities or the Bank other than the last entity in the unbroken chain owning fifty percent (50%) or more of the total combined voting power of all classes of stock or other form of equity in one of the other entities or the Bank and are more specifically listed in Exhibit B attached hereto.

“Supervisory Action” shall mean and include the issuance by or at the behest of any bank regulatory authority of a letter agreement, memorandum of understanding (regardless of whether consented or agreed to by the party to whom it is addressed), cease and desist order, injunction, directive, restraining order, formal agreement, notice of charges, or civil money penalties, against Borrower, the Bank, or any other Subsidiary or the directors or officers of any of them, whether temporary or permanent.

“Tier 1 Capital” shall have the meaning included in Appendix A to Title 12, Code of Federal Regulations, Part 225, Capital Adequacy Guidelines for Bank Holding Companies.

“Total Risk-Based Capital Ratio” shall have the meaning and be calculated as set forth in Appendix A to Part 325 of the FDIC’s rules and regulations.

“United States” means the government of the United States of America or any department, agency, division or instrumentality thereof.